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                                                                   Exhibit 4.3.2

                          SUPPLEMENTAL INDENTURE NO. 1

        This SUPPLEMENTAL INDENTURE NO. 1 dated as of January 23, 2004 (the "Supplemental Indenture"), between AMERICAN STORES COMPANY, LLC, a Delaware limited liability company and formerly a corporation incorporated under the laws of the State of Delaware, known as AMERICAN STORES COMPANY (the "Company"), and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, successor trustee under the Indenture referred to below (the "Trustee").

                              W I T N E S S E T H:

        WHEREAS, prior to the Conversion referred to below, American Stores Company, a Delaware corporation, and the original trustee, The First National Bank of Chicago, entered into the Indenture, dated as of May 1, 1995 the "Indenture"), providing for the issuance of the unsecured debentures, notes and other evidences of indebtedness of American Stores Company; and

        WHEREAS, as of the date of this Supplemental Indenture, the following debentures and notes of American Stores Company (collectively referred to herein as the "Securities") have been issued under the Indenture and are outstanding:
(i) $200 Million of 7.4% Debentures due May 15, 2005; (ii) $350 Million of 8.0% Debentures due June 1, 2026; (iii) $100 Million of 7.9% Debentures due 2017;
(iv) $200 Million of 7.5% Debentures due 2037; (v) $45 Million of 6.5% Medium Term Notes, Series B, due March 20, 2008; and (vi) $100 Million of 7.1% Medium Term Notes, Series B, due March 20, 2028; and

        WHEREAS, effective as of the date hereof, American Stores Company has filed a Certificate of Conversion with the Secretary of State of the state of Delaware, pursuant to which it has converted from a Delaware corporation into a Delaware limited liability company known as American Stores Company, LLC (the "Conversion"); and

        WHEREAS, Section 266(d) of the Delaware General Corporation Law provides that the conversion of a Delaware corporation into a Delaware limited liability company shall not be deemed to affect any obligations or liabilities of such corporation incurred prior to such conversion; and

        WHEREAS, Section 266(f) of the Delaware General Corporation Law provides that unless otherwise provided in the resolution of conversion, the converting corporation shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the conversion shall not constitute a dissolution of such corporation and shall constitute a continuation of the existence of the converting corporation in the form of the Delaware Limited Liability Company; and

        WHEREAS, Section 18-214 of the Delaware Limited Liability Company Act (the "DLLCA") provides that all of the rights, privileges and powers of a Delaware corporation that

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has converted into a Delaware limited liability company, and all property, real, personal and mixed, and all debts due to such corporation, as well as all other things and causes of action belonging to such corporation, remain vested in the limited liability company to which such corporation has converted and shall be the property of such limited liability company, and the title to any real property vested by deed or otherwise in such corporation shall not revert or be in any way impaired by reason of such conversion, and all rights of creditors and all liens upon any property of such corporation shall be preserved unimpaired, and all debts, liabilities and duties of such corporation shall remain attached to the Delaware limited liability company to which such corporation has converted, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a limited liability company, and the rights, privileges, powers and interests in property of such corporation, as well as the debts, liabilities and duties of such corporation, shall not be deemed, as a consequence of the conversion, to have been transferred to the Delaware limited liability company for any purpose of the laws of the State of Delaware; and

        WHEREAS, as a result of the Conversion and without need for any further action, the Securities and the Indenture are the continuing obligations of the Company; and

        WHEREAS, the Company and the Trustee are entering into this Supplemental Indenture to reflect the foregoing;

        NOW, THEREFORE, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

                                   ARTICLE 1

                   ASSUMPTION AND CONFIRMATION BY THE COMPANY

        Section 1.1 Assumption and Confirmation of the Securities. The Company hereby expressly assumes, agrees and confirms its continuing obligation notwithstanding the Conversion, promptly to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Company under the Indenture and the Securities. The Company hereby confirms (i) its continuing agreement to be bound by all the terms, provisions and conditions of the Indenture and the Securities notwithstanding the Conversion, and (ii) that it may exercise every right and power of the Company under the Indenture and the Securities notwithstanding the Conversion.

        Section 1.2 Trustee's Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

                                   ARTICLE 2

                                 MISCELLANEOUS

        Section 2.1 Defined Terms; Effect of Supplemental Indenture. Capitalized terms used herein but not otherwise defined have the meanings given to them in the Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the


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Indenture shall be supplemented in accordance herewith, and this Supplemental
Indenture shall form a part of the Indenture for all purposes, and every holder of a Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

        Section 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

        Section 2.3 Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

        Section 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

        Section 2.5 Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the "TIA") that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

        Section 2.6 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 2.7 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

        Section 2.8 Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

        Section 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct of or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

        Section 2.10 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.


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        Section 2.11 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

        Section 2.12 Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed as of the date first written above.

                                          AMERICAN STORES COMPANY, LLC

                                          BY :   ALBERTSON'S, INC.
                                                 ITS SOLE MEMBER

                                          By:    /S/  Paul Rowan
                                                 ---------------
                                          Name:  Paul G. Rowan
                                          Title: Senior Vice President


                                          J.P. MORGAN TRUST COMPANY,
                                          NATIONAL ASSOCIATION


                                          By:    /S/  Janice Ott Rotunno
                                                 -----------------------
                                          Name:  Janice Ott Rotunno
                                          Title: Vice President


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